Exhibit 10.2
T-3 ENERGY SERVICES, INC.
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made and entered into by and between T-3 Energy Services, Inc., a Delaware corporation (the “Company”), and Mr. James M. Mitchell (“Grantee”), effective as of the grant date shown in Appendix A attached hereto pursuant to the T-3 Energy Services, Inc. 2002 Incentive Plan (the “Plan”). The Plan is incorporated by reference herein in its entirety. Capitalized terms not otherwise defined in this Agreement shall have the meaning given such terms as defined in the Plan.
     WHEREAS, Grantee is an employee of the Company and in connection with such employment, the Committee on behalf of the Company has authorized a grant to Grantee a number of restricted shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), effective July 1, 2008, in the amount indicated on Appendix A and which is pursuant to and shall be subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s welfare and growth; and
     WHEREAS, Grantee desires to receive shares of the Common Stock as Restricted Stock pursuant to this Agreement in connection with his employment.
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Common Stock. Subject to the restrictions, forfeiture provisions and other terms and conditions set forth herein (a) the Company hereby grants to Grantee the number of shares of Common Stock (“Restricted Shares”) as set out in Appendix A hereto, and (b) subject to the terms hereof, Grantee shall have and may exercise rights and privileges of ownership of such Restricted Shares, including, without limitation, the voting rights of such shares and the right to receive dividends declared in respect thereof. This Agreement and the grant of Restricted Shares are subject to administration by and the rules and procedures established by the Committee under the Plan.
     2. Transfer Restrictions; Vesting.
     Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Restricted Shares prior to their vesting in accordance with the Vesting Dates set out in Appendix A. Further, even after such Restricted Shares become vested, such vested Restricted Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws or other applicable law, rules of any exchange on which the Company’s securities are traded or listed, or Company rules or policies as determined by Company in its sole discretion. Restricted Shares shall vest as of each of the Vesting Dates set out in Appendix A provided that Grantee remains employed with the Company through the Vesting Date, except as may otherwise be provided herein.

     3. Vesting in Certain Circumstances. Notwithstanding the provisions in Section 2, on the date immediately preceding the date of a change of control (as defined in the Plan at the time of such event), or upon a termination of Grantee’s employment by the Company pursuant to Section 8 of the Employment Agreement, the Restricted Shares shall be 100% vested.
     4. Forfeiture.
     (a) Termination of Service. If Grantee’s employment with the Company is terminated by the Company for cause (as defined in the Employment Agreement) or upon Grantee’s voluntary retirement or resignation (but specifically excluding any termination resulting from Grantee’s death or “Disability (as defined in the Plan of the Internal Revenue Code of 1986, as amended)), then Grantee shall immediately forfeit all Restricted Shares which are unvested unless the Committee, in its sole discretion, determines that any or all of such unvested Restricted Shares shall not be so forfeited.
     (b) Forfeited Shares. Any Restricted Shares forfeited under this Section 4 shall automatically revert to the Company and become canceled and such shares shall be again subject to the Plan. Any certificate(s) representing Restricted Shares which include forfeited shares shall only represent that number of Restricted Shares which have not been forfeited hereunder. Upon the Company’s request, Grantee agrees for himself and any other holder(s) to tender to the Company any certificate(s) representing Restricted Shares which include forfeited shares for a new certificate representing the unforfeited number of Restricted Shares.
     5. Issuance of Certificate.
     (a) The Company shall cause to be issued a stock certificate, registered in the name of the Grantee, evidencing the Restricted Shares upon receipt of a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:
The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the restricted stock agreement entered into between the registered owner of such shares and T-3 Energy Services, Inc. copies of the restricted stock agreement are on file in the office of the secretary of T-3 Energy Services, Inc., located at 7135 Ardmore, Houston, TX 77054.
Such legend shall not be removed from the certificate evidencing Restricted Shares until such time as the restrictions thereon have lapsed.
     (b) The certificate issued pursuant to this Section 5, together with the stock powers relating to the Restricted Shares evidenced by such certificate, shall be held by the Company. The Company may issue to the Grantee a receipt evidencing the certificates held by it which are registered in the name of the Grantee.

     6. Miscellaneous.
     (a) Certain Transfers Void. Any purported transfer of Restricted Shares in breach of any provision of this Agreement shall be void and ineffectual, and shall not operate to transfer any interest or title in the purported transferee.
     (b) No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, the value of such fractional share shall be paid to the Grantee in cash.
     (c) Not an Agreement for Continued Employment or Services. This Agreement shall not, and no provision of this Agreement shall be construed or interpreted to, create any right of Grantee to continue employment with or provide services to the Company, Company affiliates, parent, subsidiary or their affiliates.
     (d) Notices. Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal in-hand delivery, by telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the address indicated beneath its signature on the execution page of this Agreement, and to Grantee at his address indicated herewith, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner herein set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means), and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.
     (e) Amendment and Waiver. This Agreement may be amended, modified or superseded only by written instrument executed by the Company and Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any amendment or waiver agreed to by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition in this Agreement, or breach thereof, in one or more instances shall be deemed a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.
     (f) Independent Legal and Tax Advice. The Grantee has been advised and Grantee hereby acknowledges that he has been advised to obtain independent legal and tax advice regarding this grant of the Restricted Shares and the disposition of such shares, including, without limitation, the election available under Section 83(b) of the Internal Revenue Code.
     (g) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Delaware. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement which shall remain in full force and effect.
     (h) Successors and Assigns. Subject to the limitations which this Agreement imposes upon transferability of Restricted Shares, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and Grantee, and, upon his death, on his estate and beneficiaries thereof (whether by will or the laws of descent and distribution).
     (i) Community Property. Each spouse individually is bound by, and such spouse’s interest, if any, in any shares is subject to, the terms of this Agreement. Nothing in this Agreement shall create a community property interest where none otherwise exists.
     (j) Compliance with Other Laws and Regulations. This Agreement, the grant of Restricted Shares and issuance of Common Stock shall be subject to all applicable federal and state laws, rules, regulations and applicable rules and regulations of any exchanges on which such securities are traded or listed, and Company rules or policies. Any determination in this connection by the Committee shall be final, binding and conclusive on the parties hereto and on any third parties, including any individual or entity.
     (k) Tax Requirements.
     (i) Tax Withholding. This grant under this Agreement is subject to and the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan and this Agreement.
     (ii) Share Withholding. With respect to tax withholding required upon any taxable event arising as a result of this Agreement, Grantee may elect, subject to the approval of the Committee in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate. Any fraction of a share of Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash by the Grantee.
     (l) Grantee’s Address.

Grantee’s address for notices:	7135 Ardmore
Houston, Texas 77054
     Grantee shall be responsible to notify the Company of any changes to his address.

[Signature page follows]

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

COMPANY: T-3 ENERGY SERVICES, INC.
By:	/s/ Gus Halas
Name: Gus D. Halas
Title: President & CEO

Address: T-3 Energy Services, Inc. 7135 Ardmore Houston, TX 77054 Facsimile: (713) 996-4123 Attention: General Counsel GRANTEE:
/s/ James M. Mitchell
James M. Mitchell

APPENDIX A TO
RESTRICTED STOCK AGREEMENT
Grantee’s Name: James M. Mitchell

Number of
Grant Date:	Restricted Shares Granted
July 1, 2008	10,000
Vesting Dates:

Date	Restricted Stock Vesting
July 1, 2009	33%

July 1, 2010	33%

July 1, 2011	34%
Note: All vesting is subject to the terms and conditions of the Agreement.